                                                                 Exhibit 10.6

                                    NONEXCLUSIVE
                       JOINT MARKETING AND LICENSE AGREEMENT

     This Agreement is made and entered into as of November 22, 1996 (the "Effective Date") by and between Insurance Information Exchange, LLC., a Delaware limited liability corporation with offices in College Station, Texas ("iiX") and InsWeb Corporation, a Delaware corporation with offices in San Mateo, California ("InsWeb").

     WHEREAS, the parties hereto agree that it is in their mutual best interests to cooperate according to the terms of this Agreement in jointly developing and offering Internet solutions to the insurance industry.

     NOW THEREFORE, in consideration of the terms and conditions set forth herein the parties agree as follows:

     1.   SCOPE OF RELATIONSHIP AND OBJECTIVES.

          A. The parties will share their respective electronic website interfaces and cooperate in developing total solutions for insurance companies, consumers, agents and brokers.

          B. This shall not be an exclusive agreement and the parties shall be free to enter into the same or similar agreements with any third party; provided however, where possible each party will grant "preferred vendor" status to the other and will request services and products from the other party rather than a third party.

          C. Each company will introduce Property and Casualty insurance accounts to the other company and will make clear that the active technology ties between the two companies are an integral part of their respective marketing efforts. However, each party recognizes that the ultimate decision belongs to the customer, and that there will be instances where one of the parties may find it necessary to cooperate with a competitor of the other party.

          D. In general, InsWeb will be responsible for matters relating to the interactions between consumers and Property and Casualty insurance companies. iiX will be responsible for matters relating to the interaction between consumers and agents, and between agents and Property and Casualty insurance companies.

          E. Areas of additional exploration will include the cross mirroring of agent and company home pages where there is an advantage to the parties of doing so, and jointly evaluating ways that both companies might benefit from extending the relationship to the Life and Health side of the insurance industry. In particular, both companies will evaluate the possibility of cooperating in integrating case management facilities for Life and Health companies.

          F. The parties will license to each other the technologies listed and described on EXHIBIT A attached hereto according to the terms set forth in this Agreement.

          G. Any programs, products or technologies including the manuals and documentation related thereto, to be delivered from one party to the other pursuant to this agreement shall be delivered via electronic means only.

     2.   TERM.

          A. This Agreement shall commence as of the Effective Date and shall remain in effect continuously for a period of five (5) years.

          B. Termination - Either Party in its discretion may terminate this Agreement by providing thirty (30) days written notice to the other in the event of any of the following:

               i. The commencement of any proceedings, whether under court supervision or otherwise, for the liquidation of the other;

               ii.  The insolvency of the other;

               iii. The making of any assignment for the benefit of creditors by the other;

               iv. The appointment of a receiver or similar officer for the other;

               v. The filing of a petition in bankruptcy by or against the other under any bankruptcy or debtor's law for its relief or reorganization or for the composition, extension, arrangement or readjustment of its obligations.

               vi. Material breach of this Agreement by the other Party, which if remediable, has not been corrected within sixty (60) calendar days after written notice.

Upon termination each party shall promptly return to the other all copies of the Software, including modified copies, if any and cease to display of any portion of the Software on the Internet or any intranet. The Software may contain blocks and/or time out programs to prevent use of the Software after termination of this License.

     3.   RESPONSIBILITIES OF THE PARTIES.

          A. Both InsWeb and iiX will have responsibilities for insurance company customer development and both will initiate customer contacts.

          B. InsWeb and iiX will work together to promptly and in good faith develop predefined business process templates which will serve as the framework for the customer contact process.

          C. Joint sales presentations will be made based on the business process template that the customer either prefers or is likely to prefer, with the objective of better addressing customer needs.

          D. As part of the proposal for services to the customer, the general contractor and subcontractor relationship responsibilities between InsWeb and iiX will be defined for each customer or group or customers. These roles will be interchangeable. The business process template will provide a recommended definition of the relationship based on input provided by both InsWeb and iiX. However, the customer's likely or stated preferences will be the determining factor.

          E. The customer proposal will include a pricing section developed by InsWeb and iiX, which will cover the services provided and the proposed transaction fees for both InsWeb and iiX products and services.

          F. InsWeb will have primary responsibility for developing and implementing the end user (consumer) interface.

          G. iiX will have primary responsibility for providing rating services (implementation and maintenance) and underwriting support services, such as MVR's, claims, advanced rules-based underwriting tools, scoring, and reference information which is beyond the customer screening filters provided by InsWeb as part of the end user interface. InsWeb will recommend to its customers the iiX rating services, and underlying services such as underwriting, MVR's, claims services, and other information processing associated with agent support services or the company's preferred business process. InsWeb may also run an insurance company provided rating system or provide a custom rater that will run on the InsWeb system. The preferred method will be to have InsWeb recommend iiX's full rating services and rating maintenance to InsWeb's customers.

          H. InsWeb will be responsible for an insurance company's EDI specification and support thereof where the business process template defines a direct relationship between the consumer and the company.

          I. iiX will be responsible for an insurance company's EDI specification and support thereof where the business process template involves an agency distribution channel process, or where the business process template involves ongoing case management and other interactive and company data interface processes.

          J. iiX and InsWeb will cooperate in providing intranet infrastructure services for those segments of the property and casualty market where the business process template calls for it.

          K. Each party shall promptly notify the other of any changes or improvements made to the technology or data set forth on EXHIBIT A attached hereto which is the subject of this Agreement and shall promptly supply the other party free of charge with copies of the most recent version of such technology or data.

          L. InsWeb agrees that during the term of this Agreement it will, subject to customer approval, refer to iiX all inquires from insurance agents and brokers (but not MGA's) desiring to establish an interface with consumers on the Internet; provided however, this shall not apply to insurance agencies or brokers who approach InsWeb for the purpose of participating in an intranet.

     4.   LICENSE.

          A. GRANT OF LICENSE. In consideration of payment of the license fees set forth herein, each party grants to the other for a period of five (5) years following the Effective Date, a nonexclusive, nontransferable right to use and display the programs, documentation and the related files, data and materials described in EXHIBIT A (the "Software"), on a Internet server so that authorized users of that server can access the Software and execute its programs to obtain a desired result as part of an application, product or service offered by the party on the Internet or on various intranets of such end users.

          B. OWNERSHIP OF THE SOFTWARE. Each party retains title and ownership of the Software which it owned prior to this Agreement recorded on the original disk copy(ies) and all subsequent copies of the Software, regardless of the form or media in, or on which, the original and other copies may exist or who produced the copies. This Agreement is not a sale of the original Software or any copy. This Software is copyrighted. Unauthorized copying of the Software is expressly forbidden. Each party may copy the Software in machine-readable form for system backup or disaster recovery purposes only, and except as provided herein no other right to reproduce or display the Software is granted. Each party agrees to comply with, and not to bypass, any licensing or security controls which are a part of the Software. Each party shall maintain on the Software and any copies thereof all copyright notices of the other party or any third party as they appear on the Software. No party shall modify, adapt, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Software of the other party. Any authorized transferee of the Software shall be bound by the terms find conditions of this Agreement. In no event shall a party loan, transfer, distribute, assign, rent, lease, sell or otherwise dispose of the Software of the other party to any third party, on a temporary or permanent basis, except with written permission from the owning party. In the event that the Software product to which this Agreement applies contains any insurance rates, each party acknowledges that only those rates which are authorized for use by the other party and the purposes contemplated in this Agreement shall be included.

          C. INJUNCTIVE RELIEF. The parties agree that the other party will be irreparably damaged in the event that the Software is used, copied, licensed or conveyed in any manner conflicting with the terms and provisions of this Agreement. Accordingly, upon the occurrence of any such event, each party shall have the right to enjoin such actions. The rights granted in this Section shall be cumulative and not exclusive, and shall be in addition to any and all other rights which a party may have under this Agreement, at law or in equity.

          D. GOVERNMENTAL LAWS AND REGULATIONS. To the extent that any Software or any output from the Software is used for the purpose of complying with governmental laws, regulations or reporting, the user shall assume all responsibility for determining that the deliverable or output satisfies the governmental requirements. Any Software provided to or used by any governmental agency shall be provided with "Restricted Rights" and each party shall place the appropriate Restricted Rights legend, in addition, applicable copyright notices, on the Software prior to providing any governmental agency access to the Software.

     5.   PAYMENTS.

          A. The parties shall pay transaction fees to the other party according to the schedule set forth in this section. The transaction types are more specifically described on EXHIBIT B attached hereto. For all transaction fees which are to be paid one hundred percent (100%) to one party, that party shall be responsible for billing for and collecting such fee from the customer. For transactions fees which are split between the parties, the parties shall determine which party shall bill to and collect from the customer such transaction fee. The billing party shall remit to the other party, monthly to the other party that portion of such transaction fee to which the non billing party is entitled.

          B.

                                                                   FEE
 TRANSACTION TYPE                              RECIPIENT        BREAKDOWN
 Consumer rating fees from the                 Both parties      50%/50%
      Comparative Rater
 Lead referrals - agent pages - iiX            iiX               100%
 Lead referrals - agent pages from InsWeb
      (generic leads referrals)                Both parties      75%iiX/25%InsWeb
 Consumer to agent to company transaction      Both parties      50%/50%
 Lead referrals - AMS comparative rating       Both parties      50%/50%
      (agent)
 Lead referrals - AMS comparative rating       Both parties      50%/50%
      (company)
 Lead referrals - InsWeb quotation engine      Both parties      50%/50%
      (agent)
 Lead referrals - InsWeb quotation engine      Both parties      50%/50%
      (company)
      InsWeb generated and maintained          InsWeb            100%
      rates
      iiX rating engine used                   Both parties      50%/50%


 Rating effected off an individual co.'s
      page
      InsWeb generated and maintained          InsWeb            100%
      rates
      iiX rating engine used                   Both parties      50%/50%
 Rating effected off an individual             iiX               100%
      agent's page
 Consumer to company direct transaction        InsWeb            100%
 Company rating engine set up and              iiX               100%
      maintenance fee
 Set up fees - rating, information and         iiX               100%
      underwriting
 Set up fees - user interface                  InsWeb            100%
 Set up fees - Company interface               To be determined on a case by case
                                               basis.

          C. Notwithstanding the five (5) year term of this Agreement, the parties agree that the schedule and breakdown of transaction fees shall be in effect for the first year of the term and will be reviewed prior to the expiration of the first year of the term. The parties shall review and renew the transaction fee sharing schedule annually prior to the end of each one year period, at terms mutually agreeable to the parties. If proposed changes to the transaction fee schedule cannot be agreed upon within ninety (90) days of the start of the annual negotiations to make such changes, then the fee structure in effect for the prior year will continue in effect until the next annual review or until a mutually agreed upon set of changes is achieved.

          D. InsWeb shall pay to iiX license fees for license and use of the Comparative Rate System, Individual Company Raters and Silver Plume Software as follows:

 Comparative Rate System       $4,000,000
 Individual Company Raters     $1,350,000
 Silver Plume                  $  100,000

Such license fees, less (i) the license fees payable by iiX to InsWeb hereunder,
(ii) the purchase price payable by iiX to InsWeb pursuant to the Asset Purchase Agreement entered into by the parties contemporaneously herewith and (iii) the restrictive covenant fee set forth in Section 10 (the "Net License Fees"), shall be due and payable in a lump sum in immediately available funds on the second anniversary of the date of this Agreement. Along with and upon payment of the Net License Fees, InsWeb shall pay to iiX interest on the entire outstanding Net License Fee amount at the rate of the Prime composite rate set forth in the Wall Street Journal on the date of delivery of the first rating programs ("Delivery Date") plus two percent (2%). Interest shall accrue from the Delivery Date until the Net License Fees are fully paid.

          E. iiX shall pay InsWeb license fees for the license and use of the Agent Updater and Agent Locator Software as follows:

 Agent Updater       $250,000
 Agent Locator       $100,000

          Such license fees shall be due and payable, as an offset against license fees payable by InsWeb to iiX hereunder, on the second anniversary of the date of this Agreement.

     6.   ACCOUNTING.

     During the term of this Agreement each party agrees to keep all usual and proper records and books of account and all usual and proper entries relating to each type of transaction in accordance with generally accepted accounting principles. Each party has the right to review such books and records of the other party at reasonable times and with reasonable notice to verify the billing of customers, collection and payment of the transaction fees set forth in this Agreement. In the event that a party identifies any errors or discrepancies in the accounting for a payment of the transaction fees the parties shall meet and in good faith resolve such differences. In the event that the differences cannot be reconciled, then either party may request that a mutually agreed upon independent, nationally recognized certified public accounting firm be retained to audit the books and records of the other party. Such audit shall be pursuant to reasonable advanced written notice and at the expense of the party requesting such audit. All discrepancies shall promptly be corrected including any additional payments or refund of payments necessary to correct such discrepancy. "Material" shall mean a discrepancy amounting to at least ten percent (10%) of the amount that should have been reported. If a Material discrepancy is disclosed in favor of the party which requested the audit, then the other party shall be responsible for the cost of the audit.

     7.   PERSONNEL.

          A. Any personnel assigned by a party to perform services or work pursuant to this Agreement shall at all times remain an employee or independent contractor of the party which assigned that person to the project. The assigning party shall be solely responsible for the payment of such persons' compensation, including the provision for employment taxes, expenses and benefits which may apply to said person.

          B. Each party agrees that it will not hire an employee or consultant any individual who is an employee or contractor for the other party during the term of this Agreement and for a period of six (6) months thereafter, unless such individual has not been employed by the other party for a period of at least six (6) months at the time of the offer of employment is made, or unless otherwise agreed to in writing by the parties.

     8.   OWNERSHIP.

     Each party intends and agrees to retain ownership of any and all Confidential Information, products, trademarks, Software and materials ("Intellectual Property") which it owned prior to or developed during or pursuant to this Agreement. Therefore, this Agreement shall not pass any right, title or ownership of any Intellectual Property from one party to the other.

     9.   CONFIDENTIALITY.

          A. STANDARD CARE. Each party acknowledges and agrees that all information (including all third-party proprietary materials or information), except as specified below, that comes to be known by reason of work under this Agreement is confidential information and trade secrets of the disclosing party and will not be disclosed to any unauthorized third parties. Each party will use the same standard of care, and will bind its employees, agents or representatives to such standard, to prevent disclosure or use of such information as it uses to protect its own confidential information or trade secrets. Information received by a party from the other under this Agreement will not be considered confidential if the information:

               i. is lawfully known to the receiving party or is in the receiving party's possession at the time of executing this Agreement;

               ii. is in the public domain at the time of disclosure or becomes part of the public domain by the action of the party with the proprietary interest in the Confidential Information;

               iii. is independently developed by the receiving party; or

               iv. is disclosed to the receiving party by a third party with the other party's written approval.

          B. REQUIRED DISCLOSURE. In the event that a party is requested or required in a judicial. administrative or governmental proceeding to disclose any information, material. records or files of the other party which are obtained as a result of this Agreement, such party shall provide the other party with prompt notice of such request(s) so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Agreement.

          C. RETURN OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement, each party and its employees shall return to the other party any information, materials products or data considered confidential or proprietary to that party (without the requirement of any notice or demand form the other party), whether partial or whole and regardless of form.

          D. SURVIVAL. The obligation of the Parties pursuant to this Section shall survive the termination of this Agreement for a period of five (5) years.

     10.  RESTRICTIVE COVENANT.

     In consideration of the payment to iiX of $50,000, for a period of five (5) years after closing, iiX agrees that during the term of this Agreement it will, subject to customer approval, refer to InsWeb all inquires from insurance companies or managing general agencies desiring to establish an interface with consumers on the Internet; provided, however, this shall not apply to or include insurance companies or managing general agencies who approach iiX or its affiliates for the purpose of establishing an intranet. In the event that iiX is engaged to develop an intranet, where possible, iiX will recommend InsWeb's solution for the consumer interface.

     11.  ASSIGNMENT.

     Except by iiX to an affiliate of iiX, this Agreement is not assignable by either party without the prior written approval of the other party, any assignment of the rights or delegation of duties by a party with prior approval shall be void. Each party further agrees that it shall not subcontract to a third party to perform any of the obligations or responsibilities contemplated by this Agreement without prior written approval of the other party.

     12.  GENERAL.

          A. All notices which are required or permitted to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent certified mail, return receipt requested, or by a nationally known overnight delivery service to the address set forth herein or to such other address as a party may from time to time designate in writing for such purpose. Notices shall be deemed to have been given at the time when personally delivered or if mailed in a certified post-paid envelope, upon the fifth (5th) calendar day after the date such notice shall be postmarked or if sent by delivery service upon the second
(2nd) calendar day after the date such notice shall have been sent. All notices to the parties shall be addressed, if to iiX: 3001 East Bypass, College Station, Texas 77845 with a copy to AMS Services, Inc., 900 Chelmsford Street, Tower 1, 10th Floor, Lowell, MA 01851, ATTN: General Counsel; if to InsWeb: 1875 South Grant Street, Suite 800, San Mateo, CA 94402.

          B. This Agreement and any Exhibits hereto: (i) constitute the entire agreement between the parties and supersede and merge any and all prior discussions, representations, demonstrations, negotiations, correspondence, writings and other agreements and together state the entire understanding and agreement between InsWeb and iiX respecting the marketing of products and services; (ii) may be amended or modified only in writing agreed to and signed by authorized officers of InsWeb and iiX; and (iii) shall be construed performed and enforced in all respects in accordance with the laws of the State of Texas. Should any section or any part of a section within this Agreement be rendered void, invalid or unenforceable by any court or law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other section or part of a section to this Agreement.

          C. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not in any way define, limit, construe or describe the scope or intent of such sections or in any way affect this Agreement.

          D. If any provision of this Agreement or the application thereof is hereafter held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and to this end the provisions of this Agreement are declared severable.

          E. No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of any such right. Pursuit of certain remedies with respect to all or some of the rights granted hereunder shall not bar other remedies with respect to the rights granted hereunder. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

          F. NEITHER PARTY SHALL BE RESPONSIBLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR ANY LOST PROFITS WHICH MAY RESULT FROM ITS PERFORMANCE OR FAILURE TO PERFORM HEREUNDER. WITH THE EXCEPTION OF RIGHTS EXPRESSLY ARISING UNDER THE TERMS OF THIS AGREEMENT, THE PARTIES' EXCLUSIVE REMEDY FOR BREACH OF THIS AGREEMENT SHALL BE TERMINATION OF THE AGREEMENT IN ACCORDANCE WITH THE TERM AND TERMINATION SECTION, AND COLLECTION OF FEES AND OTHER AMOUNTS EXPRESSLY PROVIDED FOR HEREIN WHICH ARE DUE ON OR BEFORE TERMINATION.

          G. InsWeb and iiX hereby specifically agree and acknowledge that they are not creating a partnership or joint venture hereby and that neither party, nor any employee of either party, shall be deemed an employee or agent of the other party for any purpose.

          H. In the event there are any disagreements between the parties under this Agreement, then each party shall designate one executive at a level of vice president or higher for purposes of discussing possible resolutions of such dispute. In the event the dispute is not resolved to both parties' satisfaction, then the matter shall be escalated to the president of both parties who shall then attempt to resolve the dispute. If the dispute remains unresolved then at the request of either party the dispute shall be submitted to binding arbitration according to the Commercial Arbitration Rules of the American Arbitration Association. In no event, however, shall any arbitration award include, or any arbitrator have the power to enforce, an award of any damages which are specifically excluded under the terms of this Agreement or otherwise not available from a court of competent jurisdiction.

     The costs of arbitration shall be borne equally by the parties; provided however, that the arbitrator(s) may assess one party more than the other for these costs upon a finding that the party did not make a good faith effort to settle the dispute informally when it first arose. Each party shall be responsible for its own attorney fees.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

 InsWeb Corporation                      Insurance Information Exchange, LLC



 By: /s/ Darrell J. Ticehurst            By: /s/ David Hunter
     ------------------------------          ----------------------------
         (Authorized signature)                  (Authorized signature)

 Name: Darrell J. Ticehurst              Name: David Hunter


 Title:                                  Title: President
       ------------------------

                                      EXHIBIT A

           DESCRIPTION OF SOFTWARE AND DATA ENCOMPASSED BY THIS AGREEMENT:

-    COMPARATIVE RATE SYSTEM PROVIDED BY IIX:   This is intended to encompass
     all comparative rate data for which insurance company and other appropriate authorization to release has been obtained. It covers associated software sold or licensed by iiX or its affiliates (particularly AMS Services, Inc. ("AMS") Rating Services) to agents and insurance companies for the purpose of determining the rate a specific insurance company, or multiple companies on a comparative basis, would charge a given applicant. iiX will supply to InsWeb the software rating engine modified to an agreed upon API suitable for use by InsWeb's Internet interactive programs. iiX will maintain this comparative quotation software for the term of the agreement. InsWeb will be responsible for the Internet systems portion that includes consumer interactivity.

- INDIVIDUAL COMPANY RATERS: AMS and its subsidiaries have, over a period of many years, developed sophisticated rating engines that electronically produce quotes for various lines of business written by individual insurance companies. The term "Individual Company Raters" refers to all such rating engines as a group. InsWeb is currently duplicating those efforts in bringing its insurance company customers on-line in an Internet environment. InsWeb will use its best efforts to recommend iiX to its customers for the purpose of developing and maintaining the company's rating engines. iiX will work directly with InsWeb's customers to develop and maintain such rating engines.

- SILVER PLUME SEARCH ENGINE: Software developed by AMS and incorporated into its "Silver /Plume" family of products, allowing the user to search through databases.

- AGENT UPDATER: Software developed by InsWeb, allowing agents to electronically and remotely design and maintain their own Web pages.

- AGENT LOCATOR: Software developed by InsWeb, allowing Web users to locate agents in their neighborhoods by Name, City, State, Area Code, or Product.

                                     EXHIBIT B

                          DESCRIPTION OF TRANSACTION TYPES

     1. CONSUMER COMPARATIVE RATING. These transactions will occur when a consumer arrives at the InsWeb site, having found it by whatever means, and requests a comparative rate that will be provided by the iiX comparative rating process. iiX and InsWeb will split these fees 50% each.

     2. LEAD REFERRALS TO AGENTS OF IIX AND INSWEB. These transactions will mostly occur when consumers contact an agent after filling out an application at either iiX or InsWeb. When a transaction originates from the InsWeb site the fees will be split, 75% going to iiX, with the remaining 25% going to InsWeb. When transactions of this type originate at the iiX site 100% of the fees go to iiX.

     3. CONSUMER TO AGENT TO COMPANY transactions. These transactions will occur when consumers are referred to companies located at either iiX or InsWeb. iiX and InsWeb will split these fees 50% each.

     4. LEAD REFERRALS TO AGENTS RESULTING FROM THE AMS COMPARATIVE RATING ENGINE. These transactions will occur when consumers contact an agent after using the AMS comparative rating engine at either iiX or InsWeb. iiX and InsWeb will split these fees 50% each.

     5. LEAD REFERRALS TO COMPANIES RESULTING FROM THE AMS COMPARATIVE RATING ENGINE. These transactions will occur when consumers contact a company after using AMS's comparative rating engine at either iiX or InsWeb. iiX and InsWeb will split these fees 50% each.

     6. LEAD REFERRALS TO AGENTS RESULTING FROM THE INSWEB QUOTATION APPLICATION ENGINE. These transactions will occur when consumers contact an agent after using the InsWeb quotation application engine at InsWeb. iiX and InsWeb will split these fees 50% each.

     7. LEAD REFERRALS TO COMPANIES RESULTING FROM THE INSWEB QUOTATION APPLICATION ENGINE. These transactions will occur when consumers contact a company after using the InsWeb quotation application engine at InsWeb. When this process involves the use of rates provided by iiX, fees will be shared 50% each between iiX and InsWeb. When InsWeb provides the rating engine and the rate maintenance, 100% of these fees will go to InsWeb.

     8. RATINGS EFFECTED OFF AN INDIVIDUAL COMPANY'S HOME PAGE. Neither iiX nor InsWeb currently has individualized rating engines connected to insurance company home pages. If and when either or both companies offer this service, when this process involves the use of rates provided by iiX, fees will be shared 50% each between iiX and InsWeb. When InsWeb or the company provides the rating engine and the rate maintenance, 100% of these fees will go to InsWeb. The rate that iiX will charge a company for this service will be subject to agreement with the company, but normally the set up and maintenance fees will be 100% to iiX.

     9. RATINGS EFFECTED OFF AN INDIVIDUAL AGENT'S HOME PAGE. Neither iiX nor InsWeb currently has commercially available, individualized rating engines connected to agent home pages. If and when either or both companies offer this service, iiX will receive 100% of the transaction fees resulting from consumers receiving quotations directly from an agent's home page, except in the case where lead referrals for agents are generated from the agents home pages at InsWeb, in which case iiX receives 75% of the fees and InsWeb the remaining 25%.

     10. CONSUMER TO COMPANY DIRECT TRANSACTIONS. These transactions will occur sometime in the future when consumers use either InsWeb or iiX to exchange information with insurance companies directly on-line. These types of transactions will include, but not be isolated to such things as claims requests, address changes, and direct on-line purchases of insurance. 100% of these fees will go to InsWeb, when the transaction involves an InsWeb business process.

     11. COMPANY RATING ENGINE SET UP AND MAINTENANCE FEES. Where iiX provides the rating engine to the company, iiX will receive 100% of the fees for developing, setting up and maintaining rating engines for use at iiX and InsWeb.

     12. SET UP FEES FOR RATING, INFORMATION, AND UNDERWRITING SUPPORT. Fees associated with establishing the services associated with these activities will be assigned 100% to iiX.

     13. SET UP FEES FOR USER INTERFACE. InsWeb will receive 100% of the set up fees for its development of the software which is used at iiX and InsWeb to bring insurance company customers on-line in an Internet environment.

     14. SET UP FEES FOR INSURANCE COMPANY INTERFACE. These fees will occur as a result of those activities which allow iiX and/or InsWeb to link their computer systems to those of insurance companies more directly. These fees will be determined on a case by case basis.

December 31, 1998

INSURANCE INFORMATION EXCHANGE, L.L.C.
3001 East Bypass
College Station, TX 77845

ATTN:  Mr. Kenneth Benvenuto

RE:    NONEXCLUSIVE JOINT MARKETING AND LICENSE AGREEMENT DATED
       AS OF NOVEMBER 22, 1996


Dear Ken:

         This letter will modify the Nonexclusive Joint Marketing and License Agreement dated as of November 22, 1996 (the "Marketing Agreement") between Insurance Information Exchange, L.L.C. ("IIX") and InsWeb Corporation ("InsWeb"), effective as of December 31, 1998.

         1. CONFIRMATION OF DELIVERY OF SOFTWARE. IIX acknowledges that InsWeb delivered to IIX the Software licensed by InsWeb to IIX under the Marketing Agreement (Agent Updater and Agent Locator) in March 1997. IIX acknowledges that InsWeb is under no obligation to delivery additional Software or documentation or to update or maintain any such licensed InsWeb's Software. InsWeb acknowledges that IIX delivered to InsWeb the Software licensed by IIX to InsWeb under the Marketing Agreement (Comparative Rate System, Individual Company Raters and Silver Plume Search Engine) in December 1998. IIX will provide updates and documentation, as required, for the delivered software (Comparative Rate system, Individual Company Rates and Silver Plume Rating Engine) through June 30, 1999.

        2. PAYMENTS. The parties agree that, pursuant to Sections 5 D and 5 E of the Marketing Agreement, a Net License Fee of $4,500,000 is payable by InsWeb to IIX, calculated as follows:

INSURANCE INFORMATION EXCHANGE, L.L.C.
RE:    NONEXCLUSIVE JOINT MARKETING AND LICENSE AGREEMENT DATED
       AS OF NOVEMBER 22, 1996

              License fees payable for IIX Software:

                   Comparative Rate System                                        $ 4,000,000
                   Individual Company Raters                                        1,350,000
                   Silver Plume                                                       100,000
                                                                               -----------------
                                                                                    5,450,000

              Less license fees payable for InsWeb Software:
                   Agent Updater                                                     (250,000)
                   Agent Locator                                                     (100,000)
                                                                               -----------------
                                                                                    5,100,000

              Less purchase price of Assets under
              Asset Purchase Agreement dated
              November 22, 1996:                                                     (650,000)
                                                                               -----------------
                                                                                    4,450,000

              Plus restrictive covenant fee under Section 10
              of the Marketing Agreement:                                              50,000
                                                                               -----------------
              Net License Fee                                                     $ 4,500,000
                                                                               =================

In lieu of the payment terms set forth in Sections 5 D and 5 E of the Marketing Agreement, the parties have agreed that such Net License Fee shall be payable by InsWeb to IIX, without interest, in equal quarterly installments of $1,125,000, payable on January 1, 1999, April 1, 1999, July 1, 1999 and October 1, 1999.

     3. TERMINATION OF LICENSE SOFTWARE. The parties have agreed that the license granted to IIX by InsWeb for the use of the Agent Updater and Agent Locator Software and the license granted to InsWeb by IIX for use of the Comparative Rate System, Individual Company Raters and Silver Plume Search Engine are each fully paid up until and will each terminate on November 22, 2001.

     4.  TERMINATION OF CERTAIN OBLIGATIONS.

         (a) The obligations of the parties to cooperate with one another in jointly developing and offering Internet solutions to the insurance industry, as set forth in Sections 1 and 3 of the Marketing Agreement, are terminated, effective December 31, 1998.

         (b) The parties agree that no transaction fees are currently payable to either party pursuant to Sections 5 A, 5 B and 5 C of the Marketing Agreement. Pursuant to the review

         (c) and renewal provisions of Section 5 C of the Marketing Agreement, the parties have agreed that no further transaction fees shall be payable by either party with respect to any future period. If the foregoing accurately reflects your understanding of our agreement, please execute a copy of this letter in the space provided and return it to the undersigned.

                                                    Yours very truly,

                                                    INSWEB CORPORATION

                                                    By:  /s/ Hussein A. Enan
                                                        -----------------------
                                                    Title:  Chairman & CEO
                                                           --------------------

AGREED TO AND ACCEPTED
AS OF DECEMBER 31, 1998

INSURANCE INFORMATION EXCHANGE, LLC

By:  /s/ Ken Benvenuto
    ----------------------------------
Title:  President & CEO
       -------------------------------


                                      -3-